Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED    AND    RESTATED    EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 15, 2024 is made by and between The Andersons, Inc. an Ohio corporation (the “Company”), and William E. Krueger (the “Executive”).
WITNESSETH
WHEREAS, effective as of the date set forth above, the Company desires to continue to employ the Executive upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such continued employment upon and subject to such terms and conditions; and
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.POSITION AND DUTIES.
(a)GENERAL. During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of The Andersons, Inc. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may be reasonably necessary or appropriate (as defined below) that are not inconsistent with the Executive’s position with the Company. The Executive shall report, and be responsible, to the Board of Directors of the Company (the “Board”).
(b)OTHER ACTIVITIES. During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) with prior written notice to the Lead Director and Chair of the Governance/Nominating Committee, serving on the boards of directors (and board committees) of a reasonable number of non-profit organizations, (ii) after one year from the Effective Date and with the prior written approval of the Lead Director and Chair of the Governance/Nominating Committing, which approval may be withheld for any reason, serving on the board of directors (and board committees) of not more than one for-profit corporation or other organization that is unrelated to the Company; (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing the Executive’s passive personal investments, in the cases of each of clauses (i) through (iv) above, so long as such activities individually or in the aggregate do not interfere or conflict with the Executive’s duties hereunder, create a potential business or fiduciary conflict, or violate any of the provisions of Section 10 hereof. The Executive shall not serve on the board of a public company other than the Company without the prior approval of the Board, which may be withheld for any reason, including to comply with governance best practices.
2.EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, from October 1, 2024 (the “Effective Date”) until the Executive’s employment hereunder is terminated in accordance with Section 7 hereof, subject to the provisions of Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary in the amount of $1,000,000.00 annually, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Company’s Board (or a committee thereof), and may be adjusted as determined by the Company’s Board (or a committee thereof) in its discretion. The base salary as determined herein and adjusted from time to time shall constitute the “Base Salary” for purposes of this Agreement.
4.ANNUAL BONUS. During the Employment Term and commencing October 1, 2024, the Executive shall be eligible to receive an annual cash incentive payment under the Company’s Annual Incentive Plan as may be in effect from time to time and as may be amended by the Company (any such annual bonus, an “Annual Bonus”) with an annual target bonus opportunity as set forth in Exhibit A. Bonus recommendations are approved by the Board’s Compensation & Leadership Development Committee (the “Compensation Committee”). Any Annual Bonus payable hereunder shall be paid in the fiscal year following the end of the fiscal year to which such Annual Bonus relates, at the same time annual bonuses are paid to other senior executives of the Company, subject to the Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 8 hereof.
5.EQUITY AWARDS. Commencing with fiscal year 2025, during the Employment Term, the Executive shall be eligible to receive equity and/or other long-term incentive awards pursuant to the Company’s Long-Term Incentive Compensation Plan as may be in effect from time to time and as may be amended by the Company (each an “Annual Equity Award”) with a targeted aggregate award for 2025 as set forth in Exhibit A. The final amount of the Annual Equity Award will be determined in good faith by the Compensation Committee of the Board based upon the performance of the Executive and the Company for the applicable year. The Annual Equity Awards shall in all cases be subject to the approval of the Compensation Committee and the terms and conditions of the award agreements memorializing such Annual Equity Awards.
6.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to or for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)VACATION TIME. During the Employment Term, the Executive shall be entitled to five (5) weeks of paid vacation per calendar year (as prorated for partial years) and such additional time as determined by the Board in consultation with the Executive in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. Except as set forth in the applicable policy, unused accrued vacation from one year may not be carried over for use into any subsequent year.
(c)ANNUAL EXECUTIVE PHYSICAL. During the Employment Term, the Company shall provide the Executive with an annual executive physical at a facility selected by the Executive, comparable in coverage and expense to The Cleveland Clinic, which executive physical shall be comprised of the standard procedures and services customarily included in an executive physical.
(d)COMPANY CHANGE IN CONTROL AND SEVERANCE POLICY. The Executive shall be eligible to participate in The Andersons, Inc. Change in Control and Severance Policy, as in effect from time to time (the “Company Severance Policy”), subject to the terms of such Policy, the Executive’s Participation Agreement relating thereto and the terms of this Agreement. For purposes of clarity, in the case of a conflict between the Company Severance Policy and Participation Agreement and this Agreement, the terms of this Agreement shall govern. Further, Executive shall not be entitled to duplicative benefits under this Agreement and the Company Severance Policy and Participation Agreement.
7.TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur (such date of termination, the “Termination Date”):
(a)DISABILITY. Upon thirty (30) days prior written notice by the Company to the Executive of a termination due to Disability, provided that within the thirty (30) day notice period, the Executive has not returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for a period of one hundred eighty (180) days (including weekends and holidays) during any three hundred sixty-five (365) day period as determined by the Board in its reasonable good faith discretion, based upon the medical opinion of a licensed physician selected by the Company with the consent of the Executive or his representative, which shall not be unreasonably withheld. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation by submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company). Notwithstanding the foregoing, the Company shall not terminate the Executive by reason of Disability prior to the date on which the Executive is eligible for long-term disability benefits under any long-term disability plan or policy maintained by the Company, but if the Executive is otherwise Disabled the Company may remove him as Chief Executive Officer and such action shall not constitute Good Reason, provided that the Executive remains employed (and continues to receive his Base Salary and all benefits) until he is eligible for such long-term disability benefits.
(b)DEATH. Automatically upon the date of death of the Executive.
(c)CAUSE.    Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:
(i)the Executive’s willful, material and substantive breach of this Agreement or written Company policy, which breach is not cured by the Executive within thirty calendar days or, for breaches not capable of cure within that thirty day period, such a reasonable time as is determined by the Compensation Committee of the Board, in its sole discretion, after receipt of written notice from the Company specifying the breach; provided, however, that in the event of any conflict between any Company policy and the terms of this Agreement, the terms of this Agreement shall govern and control;
(ii)the Executive’s willful, intentional and substantive breach of fiduciary duty to the Company or any of its affiliates;
(iii)the Executive’s engagement in other employment that substantially impairs the Executive’s ability to perform his obligations hereunder, for which consent of the Company was not previously obtained; or
(iv)the Executive’s conviction of any felony, crime of moral turpitude, or intentional crime or a finding that the Executive has engaged in conduct in violation of the law or the Company’s Statement of Principles or written policies, in each case which conviction, conduct or finding is materially adverse to the Company or any of its affiliates.
For purposes of this Section 7(c), no act or failure to act shall be deemed ‘‘willful” if done or omitted to be done by the Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure shall not apply if there are habitual breaches by the Executive.
(d)WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) calendar days or, for breaches not capable of cure within that thirty day period, such a reasonable time as is determined by the Compensation Committee of the Board, in its sole discretion following written notification by the Executive to the Company:
(i)a material diminution in the Executive’s Base Salary or target Annual Bonus opportunity (as a percentage of Base Salary), but excluding reductions based on overall Company performance or commensurate with reductions that apply to other executive officers;
(ii)a material diminution in the Executive’s authority, duties or responsibilities; or
(iii)relocation of the Executive’s primary work location by more than thirty-five (35) miles from its then current location (other than any relocation approved by Executive in the course of his responsibilities).
The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive: provided that such waiver shall not apply to any subsequent occurrence of the same or other circumstances constituting Good Reason.
(f)WITHOUT GOOD REASON. Upon thirty (30) days prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date subject to payment to the Executive of salary and continuation of other benefits that would have been paid through the notice date).
8.CONSEQUENCES OF TERMINATION.
(a)DEATH. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) and 8(a)(iv) hereof to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law):
(i)any unpaid Base Salary through the Termination Date;
(ii)a pro rata Annual Bonus for the Bonus Plan performance period in which the Termination Date occurs, calculated by multiplying the actual amount of the Annual Bonus that would have been earned by the Executive had the Executive remained employed with the Company through the end of the applicable performance period by a fraction, the numerator of which is the number of days during the applicable performance period during which the Executive was actively employed by the Company and the denominator of which is the total number of days comprising the applicable performance period, payable at the same time bonuses for such performance period are otherwise paid to the Company’s senior executives;
(iii)any Annual Bonus earned but unpaid with respect to a fiscal year ending on or preceding the Termination Date, payable as provided in Section 4 hereof (without regard to any continued employment requirement) (excluding, for the avoidance of doubt, any amounts payable under the Company Severance Policy);
(iv)reimbursement for any unreimbursed business expenses incurred through the Termination Date and reimbursable pursuant to the Company’s policies regarding reimbursement of business expenses;
(v)any accrued but unused vacation pay or paid time off that may remain as of the Termination Date, determined in accordance with the Company’s policy on accrual and use; and
(vi)all other accrued and vested payments, benefits or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (excluding, for the avoidance of doubt, any amounts that would result in the duplication of benefits payable under any other provision of this Agreement or under the Company Severance Policy) (collectively, Sections 8(a)(i) through 8(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)DISABILITY. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.
(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, other than the benefits described in Sections 8(a)(ii), (iii), and (v) hereof.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment with the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason (a “Qualifying Termination”), and other than pursuant to Section 8(e) hereof, the Company shall pay or provide the Executive with the following:
(i)the Accrued Benefits set forth in Sections 8(a)(i) and 8(a)(iii) through (vi), provided that the benefits described in Section 8(a)(iii) hereof shall be subject to the Executive’s continued compliance with the obligations in Sections 9, 10, and 11 hereof;
(ii)subject to the Executive’s continued compliance with the obligations in Sections 9, 10, and 11 hereof, the benefits payable under the Company Severance Policy, subject to its terms and the terms of the Executive’s participation agreement relating to the Company Severance Policy (and for the avoidance of doubt, such amounts shall not duplicate any amounts payable under this Agreement); and
(iii)all unvested Annual Equity Awards shall be treated in accordance with the terms of the Company’s Long-Term Incentive Compensation Plan and the applicable award agreement, and subject to the terms of the Plan and agreement, Company’s standard practice as then in effect as applied to similarly-situated senior level employees of the Company.
Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company, including without limitation under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Notwithstanding anything to the contrary in the Company Severance Policy, (i) the terms “Cause”, “Good Reason”, and “Qualifying Termination” or terms of similar import shall have the definition provided in this Agreement (and any dispute over the reason for the Executive’s termination shall be resolved by binding arbitration in accordance with Section 19 of this Agreement), (ii) to the extent that a release of claims is required to receive such severance, the release shall be substantially in the form of Exhibit B attached hereto, as may be updated by the Company from time to time to reflect changes in law or practice, and (iii) the restrictive covenants in this Agreement shall apply instead of any restrictive covenants of the Company Severance Policy.
(e)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment by the Company is terminated in a Qualifying Termination during the three (3) months preceding or twenty four (24) months following a “Change in Control” (as defined in the Company Severance Policy), the Company shall pay or provide the Executive with the following:
(i)the Accrued Benefits set forth in Sections 8(a)(i) and 8(a)(iii) through (vi), provided that the benefits described in Section 8(a)(iii) hereof shall be subject to the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof; and
(ii)subject to the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, the benefits payable under the Company Severance Policy, subject to its terms and the terms of the Executive’s participation agreement relating to the Company Severance Policy (and for the avoidance of doubt, such amounts shall not duplicate any amounts payable under this Agreement).

Payments and benefits provided in this Section 8(e) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company, including without limitation under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation, subject to the following. Notwithstanding anything to the contrary in the Company Severance Policy, (i) the terms “Cause”, “Good Reason”, and “Qualifying Termination” or terms of similar import shall have the definition provided in this Agreement (and any dispute over the reason for the Executive’s termination shall be resolved by binding arbitration in accordance with Section 19 of this Agreement), (ii) to the extent that a release of claims is required to receive such severance, the release shall be substantially in the form of Exhibit B attached hereto, as may be updated by the Company from time to time to reflect changes in law or practice, and (iii) the restrictive covenants in this Agreement shall apply instead of any restrictive covenants of the Company Severance Policy.
(f)CODE SECTION 280G. To the extent that any amounts payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive in connection with the Executive’s employment by the Company, exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to the Executive in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction in benefits hereunder, the reduction shall occur in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on a multiple of the Executive’s Base Salary, Annual Bonus, or target Annual Bonus; (iii) any other cash amounts payable to the Executive, and (iv) acceleration of vesting of any equity awards held by the Executive.
(g)OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.
(h)EXCLUSIVE REMEDY. In the event of termination of the Executive’s employment and the Employment Term hereunder pursuant to Sections 8(d) or 8(e) hereof, the payments described in Section 8(d) or 8(e) hereof, as applicable, shall be in full and complete satisfaction of the Executive’s rights under this Agreement.
9.RELEASE; MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Executive’s termination of employment beyond the Accrued Benefits (other than the amounts described in Sections 8(a)(ii), (iii), and (v) hereof, which amounts shall also be subject to the requirements of this Section 9) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit B attached hereto, as may be updated by the Company from time to time to reflect changes in law or practice. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Except as otherwise expressly provided in Section 8(d)(iv) hereof, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Executive from any other source. Subject to the provisions of Section 22(b)(v) hereof and the limitations of applicable wage laws, the Company’s obligations to pay the Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.
10.RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”), including, without limitation, any such non-public information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, Customers, suppliers, vendors, business development or strategic plans, partners and/or competitors. Throughout this Section 10, the term “Customers” shall be interpreted broadly to include those individuals or entities that purchased or sold products or services to or from the Company, including but not limited to farmers, growers, elevators, distributors or trans loaders with which the Company has done or from which the Company has solicited business within the preceding twenty-four (24) months or about whom the Executive had substantial contact or had access to Confidential Information as a result of or in connection with the Executive’s employment. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; (iii) was known by the Executive prior to the Executive’s association with the Company or any predecessor to the Company, as evidenced by written records existing at that time; (iv) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information), or (v) as otherwise provided under Section 10(k) or (l).
(b)NONCOMPETITION. The Executive acknowledges that (i) the Executive will continue to perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, and (iv) the Executive has generated and will generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment with the Company and for the duration of the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business in which the Company Group is then-actively engaged or is actively pursuing (with respect to any prohibition applying during the Executive’s employment) and any business in which the Company Group is actively engaged or is actively pursuing as of the end of the Executive’s employment hereunder (with respect to any prohibition applying following the Employment Term), in each case in any state or similar jurisdiction of any country in which the Company Group conducts its business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as the Executive has no active participation in the business of such corporation. The term “Restricted Period” for purposes of this Section 10 shall mean the Employment Term, plus twenty-four (24) months, in the case of a termination due to Disability, a termination by the Company for Cause or by Executive without Good Reason, and in the case of a Qualifying Termination, shall mean the applicable benefit period under Section 8(d) or 8(e), as applicable, commencing on the first day following the Executive’s effective date of the Qualifying Termination.
(c)NONSOLICITATION; NONINTERFERENCE. During the Restricted Period (as defined in Section 10(b) above), the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any Customer of the Company Group to purchase or sell goods or services then sold or purchased by the Company Group from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such Customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group who (A) worked in an executive or senior managerial role, including but not limited to employees holding the title of or performing the functions of a profit center manager, or (B) is or was directly supervised by the Executive, or otherwise worked with the Executive on more than a de minimis basis on business-related matters, in each case, at any time during the preceding twelve (12) months, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of its Customers, vendors, joint venturers or licensors. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities.
(d)MUTUAL NONDISPARAGEMENT. Both during the Employment Term and for a period of three years thereafter, regardless of the reason for termination, the Executive agrees not to disparage the Company or its officers, directors, employees, shareholders, members, agents or products. Both during the Employment Term and for a time period of three years thereafter, regardless of the reason for termination, the Company agrees to direct its officers and directors not to disparage the Executive. The foregoing shall not be violated by exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or as otherwise provided in accordance with Section 10(k) or (l).
(e)INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know how, processes, techniques, methods, works of authorship and other work product or other intellectual property, whether or not patentable or copyrightable, that are (A) reduced to practice, created, invented, designed, developed, contributed to, or improved (collectively, “Conceived”) with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or otherwise Conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not any patent or other applications for intellectual property protection are filed, issued or granted thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive agrees to disclose and assign, and hereby assigns to the Company as its exclusive property any and all Inventions and all patents, registrations and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.
(i)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised or otherwise existing, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be a Work for Hire, or sole ownership of such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised or otherwise existing, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all registrations, renewals, revivals and extensions thereof) with respect to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive hereby unconditionally waives the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.
(ii)Notwithstanding anything to the contrary in this Section 10(e), the Executive has been notified and understands that Inventions do not include any invention for which no equipment, supplies, facilities or trade secret information of the Company or any other member of the Company Group is used and which is developed entirely on the Executive’s own time, unless: (a) the invention relates (i) to the business of the Company or any other member of the Company Group or (ii) the Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by the Executive for the Company or any other member of the Company Group.
(f)RETURN OF COMPANY PROPERTY. On the Termination Date (or at any time prior thereto at the Company’s request) and unless otherwise agreed in writing by the Company, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company provided laptops, peripherals, computers, tablets, cell phones, wireless electronic mail devices or other equipment, or documents (whether in electronic or hard copy format) and property belonging to the Company or any other member of the Company Group). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information, and may retain his cell phone number. If the Company agrees to allow the Executive to retain any company-issued technology, all Company related Confidential Information, files or other data shall first be removed by the Company’s IT department and the Executive hereby agrees to make any such technology available to the Company to execute the removal required above.
(g)REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.
(h)REFORMATION. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law. Executive represents that he is or has been represented by counsel of his selection and at his own cost who can advise him with regard to the restrictions in this Section 10, and expressly waives any right to notification from the Company with regard to changes in applicable law, even if that notification is otherwise required by law.
(i)TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)SURVIVAL OF PROVISIONS. The obligations contained in this Agreement, including but not limited to Sections 10 and 11 hereof, shall survive the termination of this Agreement and the Employment Term and shall be fully enforceable thereafter.
(k)PERMITTED STATEMENTS. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall restrict either party hereto from confidentially or otherwise communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony or other statements to, a governmental agency or regulatory entity (including self-regulatory), or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process) or requesting or receiving confidential legal advice. For clarity, nothing in this Agreement shall (a) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions and rules promulgated under any whistleblower protections provisions of state or federal law or regulation, or (b) require notification or prior approval by the Company of any reporting described in the foregoing clause (a). In addition, this Agreement does not limit the Executive’s ability to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity.
(l)NOTICE UNDER DEFEND TRADE SECRETS ACT. In accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. However, nothing herein limits or waives the Company’s right to seek arbitration or dismissal (pursuant to Section 19 above or otherwise) of any claim or dispute, if any, brought by or on behalf of the Executive in any court.
11.COOPERATION. In connection with any termination of the Executive’s employment with the Company, the Executive agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor. In addition, and subject to Section 10(k) and (l), upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and at all times thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. The Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11, unless the claim arises, in whole or in part, out of alleged wrongful conduct by the Executive, in which case, the Company may advance costs pursuant to the Amended and Restated Code of Regulations (the “Regulations”) of The Andersons, Inc. (the “Company”) and subject to limitations of Ohio Revised Code Section 1701.13(E) (the “Statute”) and the Regulation.
12.EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.
13.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in Section 10(g) or this Section 13, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
14.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
At the address shown in the books and records of the Company.
With a copy (which shall not constitute notice to the Executive) to:
Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, MO 64112
Attn: Wallace Brockhoff
Email: wbrockhoff@polsinelli.com
If to the Company:
The Andersons, Inc.
1947 Briarfield Blvd.
Maumee, OH 43537
Attention: Chief Human Resources Officer
Email: sarah_zibbel@andersonsinc.com
With a copy (which shall not constitute notice to the Company) to:
General Counsel
The Andersons, Inc.
1947 Briarfield Blvd.
Maumee, Ohio 43537
Email: christine_castellano@andersonsinc.com
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.SECTION HEADINGS; INCONSISTENCY. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
16.SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
17.COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but together will constitute one and the same instrument.

18.LIABILITY INSURANCE; INDEMNIFICATION. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its most senior active officers and directors, to the extent commercially available. In addition, the Company shall indemnify the Executive on the same basis as its most senior active officers and active members of the Board. The rights of indemnification shall not be deemed exclusive under applicable law, the Company’s Certificate of Incorporation, the Company’s Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company.
19.GOVERNING LAW; JURISDICTION.
(a)This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of law provisions thereof.
(b)Each of the parties agrees that except as otherwise provided herein and other than injunctive relief under Section 12 hereof, any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator, who is currently licensed to practice law in Ohio, located in Lucas County, Ohio, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association then in effect. Each of the parties hereto agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding, the arbitration shall not be conducted as a class action, the arbitration award shall include factual findings or conclusions of law, and no punitive damages shall be awarded. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The Company shall bear all administrative fees and expenses of the arbitration and unless the arbitrator directs otherwise, each party shall bear its own counsel fees and expenses. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’ s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.
(c)Notwithstanding the foregoing, and subject to the provisions of Section 19(d) below, each of the parties agrees that any dispute between the parties related to the Executive’s purported violation of any of the provisions of Section 10 hereof brought pursuant to Section 12 (a “Restrictive Covenant Proceeding”) shall not be subject to binding arbitration and shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any Restrictive Covenant Proceeding or proceeding relating to recognition and enforcement of any judgment in respect thereof to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Restrictive Covenant Proceeding shall be heard and determined in such courts of the State of Ohio or, to the extent permitted by law, in such federal court, (b) consents that any such Restrictive Covenant Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Restrictive Covenant Proceeding in any such court or that such Restrictive Covenant Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Restrictive Covenant Proceeding (whether based on contract, tort or otherwise), and (d) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio. In any Restrictive Covenant proceeding, the court may award to the prevailing party all of any portion of its reasonable costs of the proceeding, including reasonable fees and disbursements of legal counsel.
(d)
20.MISCELLANEOUS. Except as otherwise provided in Section 10(h) or Section 16, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof including, without limitation, any offer letter or employment agreement previously entered into by the Executive and the Company or any predecessor to the Company, including but not limited to the Employment Agreement dated January 1, 2019, the Amended and Restated Employment Agreement dated February 22, 2022 and the letter agreement dated November 4, 2022. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to days in establishing a time period shall be deemed references to calendar days.
21.REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impair the Executive’s ability to perform all of the Executive’s duties and obligations hereunder. In the event that the Executive is subject to any agreement or understanding, written or oral, that, in either case, could prevent the Executive from entering into this Agreement or performing services for the Company, this Agreement shall immediately become null and void, and the Executive shall have no further rights hereunder. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and (i) any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf, or (ii) any obligations the Executive may be to not solicit the employees or customers of a former employer, before soliciting the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
22.TAX MATTERS.
(a)WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)SECTION 409A COMPLIANCE.
(i)The intent of the parties is that payments and benefits under this Agreement, including those payable under the Company Severance Policy, to be exempt from or to comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. If any payment (or the failure to make any payment) to the Executive would result in the imposition of penalties under Code Section 409A, the Company shall take such reasonable actions as may be required to comply with the requirements of any correction program prescribed by the Internal Revenue Service to mitigate the effect of such penalties.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B,) then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date following such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code

Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
23.CLAWBACKS. Executive acknowledges that the Company is a publicly traded corporation whose shares are listed on a national exchange. Executive further acknowledges that, pursuant to federal securities laws, regulations promulgated by the Securities and Exchange Commission, and rules established by national exchanges, and Company internal policies, the Company will from time to time establish clawback rules pursuant to which relevant officers and employees may be required to return bonus compensation, including all bonuses provided in this Agreement, based on financial results found to have been reported incorrectly. The Company’s policies may equal or exceed those required by such laws, regulations or rules provided that such policies are equally applicable to all senior executives. The existence of or implementation of such a clawback shall not be deemed Good Reason hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE ANDERSONS, INC. /s/ Patrick E. Bowe_____________________
EXECUTIVE _/s/ William E. Krueger_____

EXHIBIT A
CEO COMPENSATION DETAIL

Name: Bill Krueger
Title: Chief Executive Officer

	Current	New
Compensation Component	Grade: E	Grade: E
Base Salary	$950,000	$1,000,000
% increase (base salary)	N/A	5%
Short-Term (Annual) Incentive Multiple	100.0%	100.0%
Target Short-Term Incentive Payout	$950,000	$1,000,000
Long-Term Incentive Multiple	200%	300%
Target Long-Term Incentive Payout	$1,900,000	$3,000,000
Target Total Compensation	$3,800,000	$5,000,000
% increase (TTC)	N/A	32%

Annual Incentive Plan
Two thirds of the AIP will be based on Company earnings before tax (EBT) performance against Board determined targets. One third of CEO’s target AIP will be based on Company return on invested capital (ROIC) performance against Board determined targets.

Annual Incentive Plan
Base Salary	AIP Target %	Total AIP Target $	Component	Weighting	Target $ By Component
$ 1,000,000	100%	$1,000,000	EBT - Company	66.7%	$ 666,667
			ROIC - Company	33.3%	$ 333,333
				Total*	$ 1,000,000
*Plan allows for up to +/- 20% based on individual performance as determined by the Board

Long-term Incentive Plan
Sixty percent of the CEO’s long-term incentive target will be awarded in the form of Restricted Share Units (RSU) and forty percent will be awarded in the form of Performance Share Units (PSU). The RSUs are time vested as described and governed in the plan document. The PSUs are performance-based awards that use Earnings per Share targets, as determined by the Board, with a +/- 20% applied to the PSU award based on relative TSR performance as described and governed in the plan document.

Long-Term Incentive Plan
Annual Salary	LTI Target %	LTI Target $	RSUs	PSUs	Target RSU $	Target PSU $ *
$ 1,000,000	300%	$ 3,000,000	40%	60%	$ 1,200,000	$ 1,800,000
*Plan allows for up to +/- 20% based on relative TSR performance as determined by the Board

EXHIBIT B
GENERAL RELEASE OF CLAIMS
In accordance with the Second Amended and Restated Employment Agreement between the Company and me dated as of August 15, 2024, (the “Employment Agreement”), and as a precondition to the receipt of certain benefits set forth in the Employment Agreement, I, William Krueger, for other good and valuable consideration, the sufficiency and receipt of which I hereby acknowledge, the Company and I agree to this General Release of Claims (“Release”) as follows:
1.The term “Released Parties” as used in this Release includes: (a) the Company and its past and present affiliates, subsidiaries parents, divisions, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, directors, officers, agents, representatives, employees, fiduciaries, administrators, shareholders, partners, members, associates, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.
2.Except as provided in paragraph 3 below, I, and anyone claiming through me or on my behalf including any of my heirs, executors, administrators, or assigns, hereby waive and release and forever discharge the Company and the other Released Parties from any and all claims, whether currently known or unknown, that I now have or have ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which I sign this Release. Without limiting the generality of the foregoing, the claims waived and released by me hereunder include, but are not limited to:
(a)all claims arising out of or related in any way to my employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity or any other compensation or benefit, and all claims arising under the Employment Agreement;
(b)all claims that were or could have been asserted by me or on my behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
(c)all claims that were or could have been asserted by me or on my behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Ohio Civil Rights Act, the Kansas Act Against Discrimination, and the Kansas Age Discrimination in Employment Act.
3.Notwithstanding the above, the releases and waivers in paragraph 2 shall not apply to any or all of the following: (a) any claim for unemployment or workers’ compensation; (b) any claim to be paid in full all wages, salary, and compensation earned as of the Termination Date (including any Accrued Benefits to which I am entitled under the Employment Agreement); (c) any claim for reimbursement of business expenses incurred in the course of my employment by the Company and in accordance with the Company’s business expense reimbursement policy; (d) vested rights upon termination in certain of the Company’s group benefit plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (f) any right to indemnification that I may have under the Employment Agreement or under the Company’s bylaws or applicable law; or (g) any claim relating to directors’ and officers’ liability insurance coverage.
4.I represent and warrant that: (a) I have not filed or initiated any legal or other proceedings against any of the Released Parties (provided, however, that I need not disclose to the Company, and the foregoing representation and warranty does not apply to, conduct or matters described in Section 10(k) of the Employment Agreement); no such proceedings have been initiated against any of the Released Parties on my behalf; (c) I am the sole owner of the claims that are released in paragraph 2 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) I have the full right and power to grant, execute, and deliver the releases and undertakings, and agreements contained in this Release. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, arbitrator, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by the me in paragraph 2 above, I hereby waive and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to me, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of me (provided, however, that this Release does not limit my eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).
5.I understand that any payments or benefits paid or granted to me under Section 8 of the Employment Agreement, other than the Accrued Benefits (excluding the Accrued Benefits payable pursuant to Sections 8(a)(ii), 8(a)(iii), and 8(v) of the Employment Agreement) represent consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute and do not revoke this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
6.In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims released in paragraph 2 above. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). I acknowledge that I (a) am not relying on any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release, (b) have made my own investigation of the facts and am relying solely upon my own knowledge, and (c) knowingly waive any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown. I further acknowledge and agree that my execution and non-revocation of this Release is an essential and material term of my right to post-employment benefits (other than certain Accrued Benefits) under the Employment Agreement and that in providing me with any post-termination benefits under the Employment Agreement, the Company is relying on the representations contained in this paragraph 6.
7.Nothing in this Release is intended to or shall be construed as an admission by me, the Company, or any of the Released Parties that I or any of them violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to the other or otherwise.
8.In addition to and without limiting any remedies that may be available to the Company at law or equity, I agree to reimburse the Company and its affiliates (including without limitation the Released Parties) for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under this Release.
9.I acknowledge, understand and agree that: (a) I have read and understand the terms and effect of this Release; (b) I release and waive claims through the date I sign this Release knowingly and voluntarily, in exchange for consideration in addition to anything of value to which I am already entitled; (c) I am hereby and have been advised to have my attorney (chosen by me and at my cost) review this Release before signing it; (d) I have 45 days in which to consider whether to execute this Release; and (e) within 7 days after the date on which I sign this Release, I may, at my sole option, revoke this Release upon written notice to Christine M. Castellano, Executive Vice President, General Counsel and Corporate Secretary, and this Release will not become effective or enforceable until this 7-day revocation period has expired without revocation by me. If I revoke this Release, it shall be null and void. Any modification of this Release, whether material or immaterial, will not restart the 45 day consideration period set forth above.

10.This Release shall be construed and interpreted in accordance with the internal laws of the State of Ohio, without regard to its choice of law rules. Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.
I HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND BY THE TERMS OF THIS RELEASE:

/s/ William E. Krueger William E. Krueger
Date: August 15, 2024